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                                                                 Exhibit 10.31

                               O.E.M. SUPPLY AGREEMENT



                                       BETWEEN


                                OLYMPUS AMERICA INC.,
                            PRECISION INSTRUMENT DIVISION

                                         AND


                             ACCUMED INTERNATIONAL, INC.








                                     May 31, 1996


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                               O.E.M. SUPPLY AGREEMENT


    AGREEMENT made as of the 31st day of May, 1996, by and between ACCUMED INTERNATIONAL, INC., a company organized and existing under the laws of Delaware and having its principal office at 920 N. Franklin Street, Suite 402, Chicago, Illinois 60610 ("VENDOR"), and OLYMPUS AMERICA INC.-Precision Instrument Division, a company organized and existing under the laws of New York and having its principal office at Two Corporate Center Drive, Melville, New York 11747-3157. ("OLYMPUS")

                                 W I T N E S S E T H:

    WHEREAS, VENDOR designs and manufactures IN VITRO diagnostic products for hospitals, physicians, and clinical laboratories; and

    WHEREAS, OLYMPUS is a recognized distributor and supplier of medical and scientific equipment within the Territory (as defined in Section 1.16); and

    WHEREAS, OLYMPUS desires to engage in the purchase of the Products (as defined in Section 1.11) from VENDOR for the purpose of resale within the Territory; and

    WHEREAS, VENDOR IS willing to sell the products to OLYMPUS on an exclusive basis within and for resale in the territory and on the terms and conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties agree as follows:

                              ARTICLE 1.   DEFINITIONS.

    1.1 "Accessories" shall mean the accessories to the systems, a list and description of which is contained in SCHEDULE 1.11 attached hereto (which Schedule may be amended from time to time and at any time upon mutual written agreement) .

    1.2 "Affiliate" shall mean a corporation or, other entity that controls, is controlled by or is under common control with, the designated party. "Control" shall mean the ownership, directly or indirectly, through one or more intermediaries, of at least 49% of the shares of stock entitled to vote for the election of directors in the case of a corporation (or comparable officers or representatives of the particular entity), or at least 49% of the interest in profits in the case of a business entity other than a corporation, except that in any country of incorporation or registration where the maximum permitted by law is less than 49%, such lower maximum permitted percent shall be substituted.

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    1.3  "Agreement" shall mean this O.E.M. Supply Agreement, including the
Recitals, Schedules, and Exhibits hereto, as it may be amended or supplemented from time to time in accordance with its terms.

    1.4  "Agreement Term" shall have the meaning set forth in Section 7.1.

    1.5 "Business Day" shall mean any day which is not a Saturday, Sunday, or bank holiday in the State of New York.

    1.6 "Consumables" shall mean the consumables of the Systems, a list and description of which is contained in SCHEDULE 1.1 attached hereto (which Schedule may be amended from time to time and at any time upon mutual written agreement).

    1.7  "Effective Date" shall mean the date first above written.

    1.8  "FCC" shall mean the United States Federal Communications Commission.

    1.9  "FDA" shall mean the United States Food and Drug Administration.

    1.10 "Intellectual Property" shall have the meaning set forth in Section
5.6.

    1.11 "Products" shall mean, collectively, the Systems, the Accessories thereto and Consumables thereof; the user and calibration instruction manuals, user and field service guides and the like; and any Product Changes.

    1.12 "Product Changes" shall mean any material changes, improvements, alterations, modifications, upgrades, new generations, and substitutions to or of the Products or the Products' labelling, relating to the form, fit, function, or appearance of the Products.

    1.13 "Quarterly Minimum(s)" shall have the meaning set forth in Section
4.1.

    1.14 "Recall" shall have the meaning set forth in Section 3.9.

    1.15 "Systems" shall mean the AcCell-TM- systems, a list and description of which is contained in SCHEDULE 1.11 attached hereto (which Schedule may be amended from time to time and at any time upon mutual written agreement).

                                          2

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    1.16 "Territory" shall mean the Western Hemisphere and Alaska and Hawaii.

    1.17 "UL" shall mean Underwriters' Laboratories.

    1.18 "Yearly Forecast(s)" shall have the meaning set forth in Section 4.1.

    1.19 THE TERM "SALE" OR "RESALE" (IN ANY TENSE OR FORM), WHENEVER USED IN THIS AGREEMENT, SHALL MEAN LICENSE IN THE CASE OF SOFTWARE PRODUCTS.


                            ARTICLE 2. PURCHASE AND SALE.

    2.1 GENERAL. (a) During the Agreement Term, VENDOR agrees to sell the Products exclusively to OLYMPUS and OLYMPUS may purchase the Products from VENDOR (only if OLYMPUS submits a purchase order therefor) in accordance with and subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, VENDOR may solicit purchases of the Systems within the Territory in accordance with the following guidelines:

         (i) VENDOR shall inform OLYMPUS prior to each solicitation effort and will fully involve OLYMPUS, the pertinent OLYMPUS dealer, or other OLYMPUS representative in all such solicitation and related ensuing activities.

         (ii) All quotations and purchase orders shall be generated by and submitted to (as the case may be) OLYMPUS.

         (iii) All sales generated as a result of VENDOR'S solicitation efforts will be treated as OLYMPUS sales for all purposes, including but not limited to satisfaction of Yearly Forecasts and Quarterly Minimums.

         (iv) Within the Territory, VENDOR shall promote only OLYMPUS microscopes in conjunction with all Systems to be sold with an integrated microscope.

         (v)       VENDOR shall receive a fee of (x) [     *    ] of the sale
                   price to the end-user for each Model 2000 System, bar code
                   reader, and automated dotter sale, and (y) [     *     ] of
                   the sale price to the end-user for each Model 2001 System, bar code reader, and automated dotter sale; generated substantially as a result of VENDOR'S




*PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

                                          3

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                   solicitation efforts and related ensuing activities,
                   including but not limited to demonstration, installation, and initial end-user training, each as requested by OLYMPUS in OLYMPUS'S sole and absolute discretion.

Except as set forth in this Section, VENDOR shall not promote, market, sell, license, or distribute (directly or indirectly) the Products or products substantially similar to or competitive with the Products within the Territory.

         (B) OLYMPUS shall not (by itself or with others) market, sell, or distribute products within the Territory that are competitive with the Products ("Competitive Products"), PROVIDED that (i) the Products are competitive with respect to price, design, features, and quality to the Competitive Products, and
(ii) VENDOR is not in default under this Agreement.

    2.2 LICENSE. VENDOR hereby unconditionally and irrevocably grants to OLYMPUS and its Affiliates a royalty-free, fully paid-up exclusive right and license under VENDOR's Intellectual Property, to use, market, sell, rent, lease, grant sublicenses to end-users, and/or otherwise dispose of (or have others do any of the foregoing on OLYMPUS's behalf) the Products within the Territory. OLYMPUS shall determine all terms and conditions of sale to its end-users and dealers (including but not limited to Government Services Administration and other private, governmental, and commercial entities), including but not limited to prices. OLYMPUS shall not (i) transfer the Products to an Affiliate or (ii) sell the Products outside of the Territory or authorize its (sub)distributors or
(sub)dealers; to sell the Products outside of the Territory.  In the event a
(sub)distributor or (sub)dealer has sold the Products outside of the Territory and refuses to cease such activity, OLYMPUS must, if legally permitted, terminate such (sub)distributor's or (sub) dealer's right to sell the Products.

    2.3 PRODUCT DELIVERY. All OLYMPUS purchase orders shall be for delivery in 45 days and shall be deemed accepted by VENDOR unless OLYMPUS is notified to the contrary in writing by VENDOR within ten Business Days of VENDOR'S receipt of a written purchase order from OLYMPUS. Delivery shall be "F.O.B. destination" and shall be made by VENDOR to OLYMPUS's facility in Woodbury, New York, or other OLYMPUS, OLYMPUS dealer, or OLYMPUS distributor facility in the Territory, as designated by OLYMPUS. OLYMPUS may cancel any purchase order provided that such cancellation is made in writing no later than 15 days after VENDOR's receipt of such purchase order. In addition, OLYMPUS may cancel a purchase order if delivery of such purchase order is more than 30 days past due.

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    2.4  CONDITIONS OF SALE.  The order terms and conditions set forth in this
Agreement shall govern all orders made under this Agreement, and any standard printed forms or other documents of either party (such as those contained on a quotation, proposal, purchase order, or invoice) shall have no force or effect with respect to such orders unless such form or document specifically states that it is an amendment to this Agreement and is signed by an authorized signatory of each party. Title to and risk of loss for the Products sold to OLYMPUS shall pass upon the receipt of the Products by OLYMPUS (or the OLYMPUS dealer or OLYMPUS distributor, as the case may be). Notwithstanding anything contained in this Agreement to the contrary, (i) OLYMPUS's purchase order shall fix Product quantities, reference applicable pricing, and set destinations and delivery schedules, and (ii) OLYMPUS shall have no obligation to purchase until it submits a purchase order to VENDOR.

    2.5  INSPECTION RIGHTS.
         (a) PROCEDURE. OLYMPUS and/or its designees shall have the right, at its expense, to count and conduct an inspection and test of the shipped Products for a period of 30 days following receipt of such Products at the designated incoming delivery point or facility. Within 30 days of the Effective Date, VENDOR and OLYMPUS shall develop mutually agreed upon inspection and test procedures to be used hereunder. Upon completion, such inspection and test procedures shall become a part of this Agreement as EXHIBIT A hereof. If any Product fails such inspection and testing, VENDOR agrees to accept and pay the shipping costs for (i) the return of such defective Product to VENDOR and (ii) the delivery of the repaired or replacement Product to OLYMPUS or its designee, PROVIDED that the defect is not the result of OLYMPUS negligence or misuse such as the failure to properly store the Product while in OLYMPUS's possession. VENDOR shall, at OLYMPUS'S option, promptly, replace any such defective Product without charge or refund the purchase price thereof in full. If OLYMPUS fails to reject received Products within the aforementioned 30-day inspection period, such Products shall be deemed accepted. Inspection, testing, acceptance, or use of the Products, or failure to do the same, on any occasion shall not affect VENDOR's obligation under any warranty contained herein or any other rights or remedies available to OLYMPUS whether at law or in equity, and such warranties, rights, and remedies shall survive such inspection, testing, acceptance, and use.

         (b) QUANTITY DEFICIENCY. If OLYMPUS (or the OLYMPUS dealer or OLYMPUS distributor, as the case may be) finds any quantity deficiency in the Product units received, OLYMPUS may, at its option, (i) require VENDOR to immediately deliver the difference by air freight at VENDOR's expense, or (ii) reduce the purchase amount specified in the related purchase order accordingly.

                                          5

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         (c)  OVERSHIPMENT.  If OLYMPUS (or the OLYMPUS dealer or OLYMPUS distributor, as the case may be) finds an overshipment of Product units, it/they may store or return the excess Product units to VENDOR, both at VENDOR's risk and expense.

    2.6  PRICE.
         (a) PRICING. For the duration of the Agreement Term, the Products' prices shall be as set forth in SCHEDULE 1.11 attached hereto. Notwithstanding the foregoing, if OLYMPUS accepts a Product Change in accordance with Section
3.3 and such Product Change generates an increase in the cost of the relevant Product, such increase may generate an increase in the price of the Product to OLYMPUS, PROVIDED that such price increase is acceptable to OLYMPUS in its sole and absolute discretion. Failure by OLYMPUS and VENDOR to agree upon a price increase due to a Product Change shall constitute rejection of such Product Change regardless of any earlier acceptance by OLYMPUS. In the event VENDOR is 30 days past due in delivering the Products (in accordance with Section 2.3) the
purchase price for such "late" Products shall be reduced by [       *       ]
for each additional month that such delivery is overdue. Instruction manuals, user guides, and the like shall be included in the prices reflected in SCHEDULE 1.11.

         (b) PAYMENT. OLYMPUS shall pay for all Products accepted by it no later than 30 days from the date of receipt by OLYMPUS of VENDOR'S invoice corresponding to the Products received. Notwithstanding the foregoing, if OLYMPUS pays for Product within 15 days of receipt by OLYMPUS of VENDOR's
corresponding invoice, OLYMPUS shall receive a [    *    ] discount off of such
invoice amount.


                           ARTICLE 3. OBLIGATIONS OF VENDOR

    3.1 APPROVALS AND CLEARANCES. VENDOR shall ensure that no Product is sold to OLYMPUS or end-users before all required governmental or private approvals and clearances have been obtained, including without limitation (i) all FDA and FCC approvals and clearances and (ii) UL standards applicable to laboratory equipment and power supplies; EXCEPT, that the initial 25 System units to be purchased on the Effective Date will be so approved and marked (at VENDOR'S expense) within 60 days of the Effective Date.

    3.2  PACKING AND MARKING: TRADEMARKS.   (a) VENDOR shall pack and mark the
Products in accordance with OLYMPUS's instructions. VENDOR shall permanently affix OLYMPUS's serial number, trade name, trademark, colors, and logo (the "Authorized Trademarks") on all Product packaging, printed materials, labels, and tags in accordance with OLYMPUS's instructions, which instructions shall be provided to VENDOR within 45 days after the Effective Date.




*PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

                                          6

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Upon termination or expiration of this Agreement, VENDOR shall (i) not sell any
Product which is packaged in materials containing the Authorized Trademarks and
(ii) immediately cease any use of the Authorized Trademarks. Except as expressly set forth herein, VENDOR shall not have any right to use nor shall VENDOR acquire any right, title, license, or other interest in the OLYMPUS name, or any trade name, trademark, or logo belonging to OLYMPUS.

         (b) Any use by VENDOR of the Authorized Trademarks or any trade, name, trademark, or logo which is similar to an Authorized Trademark, and the goodwill of any business associated with such trade names, trademarks, or logos, shall inure to the benefit of OLYMPUS.

         (c) During the Agreement Term, VENDOR shall not apply VENDOR's or any third party's name, trademark, or logo to the Products or to any packaging, printed materials, labels, tags, or nameplates provided with the Products, EXCEPT (i) to the extent to which VENDOR may by law be required to identify itself as the manufacturer or supplier thereof and (ii) VENDOR'S trademark AcCell-TM- will appear on the Systems on the facing front plate of the stage.

    3.3 PRODUCT CHANGES. VENDOR shall give OLYMPUS 60 days' prior written notice of any proposed Product Changes, which OLYMPUS may accept or reject, but acceptance may not be unreasonably withheld (see also Section 2.6(a)). Examples of issues that would be a reasonable basis for non-acceptance or rejection shall include, without limitation, Product marketability, performance, function, and pricing. If OLYMPUS chooses to reject a Product Change and VENDOR nevertheless proceeds to implement such Product Change, OLYMPUS may, in addition to all other rights and remedies at law or in equity or otherwise, terminate this Agreement and all pending purchase orders pursuant to Section 7.2(c). If OLYMPUS accepts a Product Change, VENDOR shall, prior to implementation, promptly (i) obtain all approvals and clearances required to manufacture the Product and sell the Product (as changed, modified, or added) within the Territory and (ii) document and validate such accepted Product Changes to the complete satisfaction of OLYMPUS. No Product Change shall be effective unless and until it is accepted for sale by OLYMPUS.

    3.4 TECHNICAL ASSISTANCE & SUPPORT. VENDOR shall furnish to OLYMPUS, without additional charge, beginning on the effective Date and for the duration of the Agreement Term and for a period of three years thereafter, the following technical assistance and support:

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         (a)  DOCUMENTATION.  All technical information, manuals, schematics, parts lists, flow diagrams, and other documentation and data (in both printed and electronic media formats) necessary to inventory, market, sell, and provide field service for the Products within the Territory. Such materials shall be consistent with similar information furnished to other distributors and resellers of the Products and/or similar products manufactured by VENDOR. VENDOR hereby grants to OLYMPUS a fully-paid license for the Agreement Term to copy or otherwise reproduce all or portions of VENDOR's brochures, or to incorporate portions of VENDOR-copyrighted material in Product brochures or advertising material composed by OLYMPUS, PROVIDED that OLYMPUS shall submit such materials composed by OLYMPUS which incorporate such VENDOR-copyrighted material to VENDOR for prior approval, which approval shall not be unreasonably withheld or delayed. Such reproduction will be subject to all applicable copyright laws. In addition to the foregoing, VENDOR shall furnish to OLYMPUS master copies (in both printed and electronic media formats) of field service manuals and troubleshooting guides with respect to the Products which OLYMPUS may print and use, and furnish to VENDOR for VENDOR's use in accordance with this Agreement. Alternatively, at OLYMPUS's option, VENDOR may print such Product manuals and guides and sell them to OLYMPUS, at VENDOR's cost, for OLYMPUS's use.

         (b) TELEPHONE SUPPORT. On-going telephone support to OLYMPUS on Business Days, via a toll-free telephone number, between 8 a.m. and 6 p.m. (Central). Such telephone support shall respond to all requests for information or other technical support regarding Product use, maintenance, repair, storage, handling, and shipping.

    3.5 INSURANCE. Commencing on the first date of Product delivery until the expiration of the most remote statute of limitations, VENDOR shall maintain general liability insurance with an insurance company in the amount of
[     *      ] naming OLYMPUS as an additional insured, for any death or bodily injury or property damage resulting from the manufacture, design, testing, sale, or use of the Products. Copies of all such policies and any certificates or notices thereunder shall be forwarded to OLYMPUS along with prior notice of termination or cancellation of such policies.

    3.6 AUDITS. OLYMPUS shall have the right to perform a complete audit of the development, manufacture, and packaging of the Products (including but not limited to the pertinent facilities and Quality Assurance System(s)) during normal business hours and upon seven days prior notice to VENDOR. The parties will cooperate with each other to arrange such visits at mutually convenient times.




*PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

                                          8

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    3.7  COMPLAINTS. In the event OLYMPUS cannot resolve end-user complaints regarding the Products, OLYMPUS shall forward such complaints to VENDOR and VENDOR shall conduct a complete and documented investigation and shall fully resolve such complaints to OLYMPUS's complete satisfaction. All such complaint investigations shall be performed and completed promptly but in no event later than 30 days from receipt of the complaint by VENDOR. If as a result of VENDOR's investigation a Product Change is necessary, VENDOR will perform, document, and validate such Product Change in accordance with this Agreement, to OLYMPUS's complete satisfaction and at no charge to OLYMPUS. OLYMPUS shall have the right to review and approve all changes or corrective actions resulting from a complaint investigation prior to implementation. VENDOR shall notify OLYMPUS immediately of any claims that it receives of Product defects.

    3.8 SPECIAL INVESTIGATIONS; INQUIRIES. If any government or other regulatory authorities or private standards board in the Territory require any investigations to be performed on or with respect to the Products, and VENDOR has not performed such investigations or if, for any reason, such authorities will not accept the results of VENDOR's investigations, then VENDOR shall use its best efforts in promptly undertaking and completing such investigations. VENDOR agrees to notify OLYMPUS of any formal or informal inquiries relating to the Products by the FCC or any other regulatory agency, or any state, province, region, district, and/or Federal government.

    3.9 RECALLS. In the event that any Product defect or regulatory or governmental action requires a Product's recall, destruction, withholding from the market, or other action (a "Recall"), VENDOR shall bear all costs and expenses of such Recall. OLYMPUS shall reasonably assist VENDOR, at VENDOR's cost and expense, in carrying out any such Recall. OLYMPUS shall bear the costs and expenses of a Recall if such Recall is the direct result of any act or omission to act attributable solely to OLYMPUS. If a Recall is the direct result of acts or omissions to act attributable to both VENDOR and OLYMPUS, or should it prove impossible to assign fault for such Recall, VENDOR and OLYMPUS shall share the costs and expenses of such Recall equally.

    3.10 REPLACEMENT & REPAIR PARTS: ACCESSORIES & CONSUMABLES.
         (a) During the Agreement Term and for a period of five years thereafter, VENDOR agrees to offer for sale to OLYMPUS all replacement and repair parts for the Systems, and all Accessories and Consumables.

         (b) VENDOR agrees that its Accessories and Consumables pricing for the five-year period following the Agreement Term shall be, in the aggregate, no more than 1.3 times the value of the applicable System at the end of the Agreement Term. VENDOR

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agrees that its replacement and repair parts pricing (during and after the
Agreement Term) shall be, in the aggregate, no more than 1.3 times the value of the applicable System at the relevant point of the Agreement Term or at the end of the Agreement Term (as the case may be).

    (c) In the event VENDOR is unable to supply such Accessories, Consumables, and replacement and repair parts and VENDOR is unable to obtain another source of supply for OLYMPUS, then such inability shall be considered noncompliance with this Section and VENDOR shall, with neither obligation nor charge to OLYMPUS, provide OLYMPUS with drawings and other documents required to either manufacture or buy such Accessories, Consumables, and parts and the technical information or any other rights necessary for OLYMPUS to manufacture or obtain such Accessories, Consumables, and parts from other sources, together with an exclusive license to make or have made such Accessories, Consumables, and parts for the purpose of supporting OLYMPUS's customer base. The technical information includes, by example and not by way of limitation (i) manufacturing drawings and specifications of materials and parts comprising the Accessories, Consumables, and replacement and repair parts and components; (ii) manufacturing drawings and specifications covering special tooling and operation thereof;
(iii) a detailed list of all commercially available parts and components purchased by VENDOR on the open market, disclosing the part number, name and location of the supplier and price lists for the purchase thereof and (iv) one complete copy of the source code used in the preparation of any software licensed or otherwise acquired by OLYMPUS from VENDOR, PROVIDED, HOWEVER, that such source code may not be changed by OLYMPUS (except to fix software bugs and deficiencies in the event VENDOR is unable to so fix) and shall remain the property of VENDOR and shall be separately licensed to OLYMPUS for OLYMPUS's possession and use exclusively for maintenance of OLYMPUS's end-users.

    3.11 UPDATES AND MINOR UPGRADES. During the Agreement Term and thereafter (with respect to Products still under warranty) VENDOR shall provide OLYMPUS with Product software fixes, updates, and minor upgrades at no charge to OLYMPUS. Upon expiration of the relevant warranty periods, OLYMPUS will pay a software maintenance fee of [ * ] per annum per each System unit for which the end-user elects to purchase software updates and minor upgrades (the "Maintenance Fee"). Upon expiration or earlier termination of the Agreement Term AND upon expiration of the relevant warranty period, VENDOR shall, for a period of five years, provide OLYMPUS with Product software updates and upgrades at reasonable mutually agreed-upon prices, EXCEPT that if OLYMPUS has paid the Maintenance Fee prior to the and of the Agreement Term, VENDOR shall honor such Maintenance Fee for the duration of that year. All updates and upgrades shall be validated to OLYMPUS's complete satisfaction.




*PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

    3.12 VENDOR DELIVERABLES. (a) VENDOR shall furnish to OLYMPUS the following deliverables (which must be ready for delivery to end-users) within the time frames corresponding thereto:

         (i) AccuMap-TM- 2000 automated screener (hardware only; related software will be licensed to end-users directly by
                   VENDOR).....[     *     ] from the Effective Date (including
                   software availability from VENDOR);

         (ii)      generic archiver with image capture.....VENDOR's best
                   efforts to furnish within [    *   ] from the date of mutual
                   agreement on detailed specifications

         (iii)     deliverable networking software and hardware for the
                   Systems.....[  *  ] from the Effective Date; and

         (iv)      deliverable interface software for specified Laboratory
                   Information Systems.....[  *  ] after OLYMPUS places an
                   order for same with VENDOR.

Once available, the parties shall negotiate a reasonable price for such deliverables in good faith and the deliverables will be deemed "Products" hereunder, subject in all respects to this Agreement and added to SCHEDULE 1.11 accordingly, EXCEPT for the AccuMap-TM- 2000 software to be licensed directly by VENDOR to end-users, which software will only be deemed a "Product" for purposes of Sections 3.1, 3.5, 3.7, 3.8, 3.9, 3.11, 3.14, 5.5, 5.6, 5.7, 5.8, 5.10, and
Article 8. Notwithstanding anything contained herein to the contrary, if the parties fail to agree upon prices for the deliverables, then the Quarterly Minimums and Yearly Forecasts shall no longer be applicable.

    (b) VENDOR shall use its best efforts so that, within 30 months from the Effective Date, the AccuMap-TM- 3000 automated screener will be FDA-approved and ready for end-user delivery, directly or indirectly, by VENDOR. Unless otherwise decided by VENDOR, OLYMPUS will not be reselling this particular product.

    (c) In the event any one or more of the aforementioned deliverables is not furnished by VENDOR to OLYMPUS within their corresponding time frames, (i) the Yearly Forecasts and Quarterly Minimums shall no longer apply and OLYMPUS will have no further obligations with respect thereto and (ii) the parties shall endeavor to arrive at a mutually-acceptable solution to resolve the consequences of such failure to so timely furnish the deliverables.




*PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

    (d) Time is of the essence of the performance of VENDOR's obligations pursuant to this Section 3.12.

    3.13 LOANER SYSTEMS. VENDOR shall maintain a reserve of Systems as a loaner pool in the following amounts: (a) By end of Year One - [ * ]; (b) By end of Year Two - [ * ]; (c) By end of Year Three - [ * ]. Loaner Systems shall
be available [      *     ] with respect to Products that are within the
warranty period set forth in Section 5.9(b), and at a [     *     ] charge
thereafter.

    3.14 TRAINING. During the first eight months of the Agreement Term, VENDOR shall, upon reasonable prior request, provide OLYMPUS and OLYMPUS's dealers with full maintenance, service, installation, and application training with respect to the Products. In addition, for the duration of the Agreement Term, when Product Changes are implemented or when Product software updates and upgrades are provided, the aforementioned training shall be provided to OLYMPUS and OLYMPUS's dealers therefor.


                          ARTICLE 4. OBLIGATIONS OF OLYMPUS.

    4.1 YEARLY FORECASTS & QUARTERLY MINIMUMS. During the first, second, and third years of the Agreement Term, OLYMPUS forecasts that it will purchase an
aggregate of [        *      ] System units, respectively ("Yearly
Forecast(s)"). During the Agreement Term, OLYMPUS shall purchase, at a minimum, the quarterly quantity of System units ("Quarterly Minimum(s)") in accordance with SCHEDULE 4.1 attached hereto. Sales generated as a result of VENDOR's solicitation efforts shall be included when calculating the OLYMPUS purchases in any given year or quarter. In particular, with respect to the first year of the Agreement Term, VENDOR guarantees that it will generate sales of at least [*] System units through its own solicitation efforts in accordance with Section 2.1(a). If OLYMPUS exceeds the Yearly Forecast in either or both of years one and two of the Agreement Term, such excess amount shall be deducted from the ensuing Agreement Term year's Yearly Forecast. Similarly, if OLYMPUS exceeds the Quarterly Minimum in any or all Agreement Term quarters, such excess amount shall be deducted from the ensuing quarter(s)' Quarterly Minimum(s). If, at the end of either the first or second year of the Agreement Term, it is determined that such year's Yearly Forecast has not been met, the parties shall have 60 days to mutually agree to either (i) amend the Yearly Forecast for the ensuing Agreement Term year with OLYMPUS retaining its exclusivity hereunder or (ii) removing the concept of Yearly Forecasts and Quarterly Minimums for the balance of the Agreement Term and permitting OLYMPUS to market and sell the Products but on a non-exclusive basis. Should the parties fail to agree, during such 60-day period, on either one of the




*PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

foregoing solutions or a different mutually-acceptable solution, either party may terminate this Agreement upon 30 days' written notice. Failure by VENDOR to send such a notice of termination within 10 days of the end of such 60-day period shall mean OLYMPUS's rights under Section 2.2 shall continue on an exclusive basis for at least the ensuing year of the Agreement Term. Notwithstanding anything contained herein to the contrary, the Yearly Forecasts shall not constitute a commitment by OLYMPUS to purchase such Yearly Forecasts and OLYMPUS shall not have any liability whatsoever to VENDOR in the event such Yearly Forecasts are not satisfied.

    4.2 SCOPE OF RESPONSIBILITY. During the Agreement Term, OLYMPUS shall, at its own cost and expense, use commercially reasonable efforts to sell, install, and provide field service for the Products within the Territory.

    4.3 BI-MONTHLY SALES REPORT. During the Agreement Term, OLYMPUS shall submit to VENDOR once every two months a written sales report summarizing sales activity of the Products for the prior two months.

    4.4 OLYMPUS PRODUCTS. During the Agreement Term, OLYMPUS shall provide VENDOR (at no charge to VENDOR) with reasonable technical support (at OLYMPUS's sole and absolute discretion) with respect to OLYMPUS's microscope products used by VENDOR in connection with the development of future products not competitive with OLYMPUS products, PROVIDED OLYMPUS shall have a right of first negotiation and refusal with respect to such future products.

    4.5 AcCELL-TM-; COPYRIGHT & TRADEMARK NOTICES. OLYMPUS will use reasonable efforts to inform VENDOR upon receipt of information regarding (i) third-party infringement of VENDOR's AcCell-TM- trademark or (ii) VENDOR infringement of a third party's trademark. In addition, OLYMPUS shall incorporate into relevant Product documentation and materials, the appropriate and reasonable copyright and trademark notices provided to OLYMPUS by VENDOR.

    ARTICLE 5. REPRESENTATIONS, COVENANTS, & WARRANTIES OF VENDOR.
VENDOR hereby represents, covenants, and warrants to OLYMPUS, its successors and permitted assigns that:

    5.1 DUE ORGANIZATION. VENDOR is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the full power and authority to conduct all activities conducted by it under this Agreement.

    5.2 AUTHORIZATION TO EXECUTE. The person executing this Agreement on behalf of VENDOR has been duly authorized to do so by all requisite corporate and other action of VENDOR, and this Agreement has been duly executed and delivered to OLYMPUS by such person.

    5.3 VALIDITY OF AGREEMENT. This Agreement is the legal, valid and binding obligation of VENDOR, enforceable in accordance with its terms.

    5.4 NO CONFLICT. To the knowledge of VENDOR, the execution, delivery and performance of this Agreement by VENDOR does not and will not conflict with or result in a breach of any agreement, instrument or understanding, oral or written, to which VENDOR is a party. There is no litigation, arbitration or administrative proceeding pending or threatened which would, in any event, conflict with or result in a breach of this Agreement or interfere with VENDOR's obligations hereunder.

    5.5 RIGHT TO USE TECHNOLOGY. VENDOR has the legally enforceable right to use all technology contained within or related to the Products, whether patented or not patented, copyrighted or not copyrighted, and the use of such technology does not violate any agreement, instrument or understanding, oral or written, to which VENDOR is a party.

    5.6 WARRANTY OF NON-INFRINGEMENT. Except for OLYMPUS's rights and licenses received hereunder, VENDOR is, and for the Agreement Term VENDOR will be, the sole and exclusive owner of all right, title and interest in and to the Products. To the best of VENDOR's knowledge, the Products do not incorporate or infringe upon any copyright, patent, trademark, service mark, trade mark, trade secret, idea, process, know-how, development, invention, technology, or other form of intellectual property (collectively "Intellectual Property") not owned by or licensed to VENDOR. VENDOR will promptly notify OLYMPUS of any alleged or actual infringement by VENDOR of any Intellectual Property relating to the Products or their manufacture.

    5.7 RIGHT TO SELL FOR RESALE: OBLIGATION TO DELIVER. VENDOR has the right to sell the Products to OLYMPUS for resale by OLYMPUS in the Territory. VENDOR has and will have the ability to timely deliver all of the Products ordered by OLYMPUS during the Agreement Term.

    5.8 PRODUCT QUALITY. The Products to be sold and delivered to OLYMPUS and end-users hereunder shall (i) be merchantable and fit for their particular purpose, (ii) be new and free from defects in design, materials and workmanship, and (iii) meet the specifications attached hereto as EXHIBIT B. VENDOR shall possess a Quality Assurance System that adheres to all applicable laws, rules, and regulations.

    5.9 REPAIR, REPLACE OR REFUND WARRANTY. (a) With respect to each Product unit sold and delivered to OLYMPUS, VENDOR shall, at OLYMPUS's option and at no charge, replace or repair and render fully operational or fully refund the purchase price of any defective, damaged, or non-conforming Product unit by reason of breach of any warranty by VENDOR hereunder, within seven Business Days after receipt by VENDOR of the defective, damaged, or non-conforming Product unit.

         (b) The warranty period for repair, replacement, or refund shall be twelve months commencing on the date the Product is received by the end-users. Written notice of a defect in material or workmanship must be received by VENDOR within 15 months from the date the Product is received by OLYMPUS's end-users.

         (c) Notwithstanding the foregoing, in the event of failure by VENDOR to repair, replace, or refund defective, damaged, or non-conforming Product units within the seven-day period set forth in subsection 5.9(a), (i) OLYMPUS may, at its sole and absolute discretion, make such corrections or replace such Product units and charge VENDOR for the cost incurred by OLYMPUS in doing so and
(ii) VENDOR shall reimburse OLYMPUS for any and all additional costs and expenses incurred by OLYMPUS as a result of such failure to repair, replace, or refund, which costs and expenses would not have been incurred if not for such failure to repair, replace or refund. The foregoing reimbursement plan shall continue until the non-conforming Product unit is repaired, replaced or refunded. OLYMPUS shall have the right to offset the amounts due VENDOR hereunder against any and all refund amounts owed to OLYMPUS pursuant to this
Section 5.9 or any other amounts owed to OLYMPUS by VENDOR arising under this Agreement.

         (d) Shipping costs incurred by OLYMPUS and risk of loss upon return of Product units to VENDOR for in-warranty repair, replacement, or refund shall be borne by VENDOR. Shipping costs incurred by VENDOR and risk of loss upon delivery of the in-warranty repaired or replacement Product unit to OLYMPUS or OLYMPUS's designees shall be borne by VENDOR.

    5.10 COMPLIANCE. VENDOR has ensured and shall continue to ensure that, in manufacturing and selling the Products, it shall (i) comply with all applicable laws and regulations, (ii) not engage in any deceptive or misleading practices, and (iii) obtain and maintain all required governmental and private approvals and clearances (including without limitation compliance with UL and the FCC).

    5.11 PRICE WARRANTY.  VENDOR warrants that the prices listed in SCHEDULE
1.11 shall be complete and no additional charges of any kind shall be added without OLYMPUS's prior written consent. Examples of additional charges include, but shall not be limited to, packaging, labeling, taxes, storage, insurance, boxing, or crating.

    5.12 RIGHT OF FIRST NEGOTIATION AND REFUSAL. VENDOR hereby grants to OLYMPUS a right of first negotiation and refusal to be the exclusive OEM purchaser of new VENDOR microscopy products (including but not limited to telemedicine and telepathology workstations) in the Territory, PROVIDED OLYMPUS has achieved, to such date, (i) the Quarterly Minimums, with respect to the first year of the Agreement Term, or (ii) 75% of the PRO RATA amount of the relevant Yearly Forecast, with respect to each of the second and third years of the Agreement Term.

    5.13 POST-WARRANTY REPAIR SERVICE. During the Agreement Term and for a period of three years thereafter, VENDOR shall provide all post-warranty repair service for the Products at the hourly rates set forth on SCHEDULE 5.13 attached hereto.

    5.14 OLYMPUS ENHANCEMENTS. VENDOR agrees to evaluate and use its best efforts to incorporate OLYMPUS's recommended design changes and/or enhancements to the Products ("OLYMPUS Enhancements"). Any increase or reduction in VENDOR's manufacturing costs (labor and/or materials) resulting from OLYMPUS Enhancements shall be reflected in reasonable price adjustments to the affected Products. Any engineering/design costs and delivery dates for OLYMPUS Enhancements shall be quoted to OLYMPUS for its approval and payment. OLYMPUS shall pay such engineering/design costs plus burdened overhead. Any and all Intellectual Property relating to (i) OLYMPUS Enhancements shall be owned by OLYMPUS and (ii) Product design changes and/or enhancements conceived jointly by OLYMPUS and VENDOR shall be owned by OLYMPUS and VENDOR jointly. VENDOR shall not use the OLYMPUS Enhancements for itself or for any other party for any purpose other than the performance of its obligations hereunder.


ARTICLE 6. REPRESENTATIONS, COVENANTS, & WARRANTIES OF OLYMPUS. OLYMPUS hereby represents, covenants, and warrants to VENDOR, its successors and permitted assigns that:

    6.1 DUE ORGANIZATION. OLYMPUS is a corporation organized and validly existing under the laws of the State of New York, and has the full power and authority to conduct all activities conducted by it under this Agreement.

    6.2 AUTHORIZATION TO EXECUTE. The person executing this Agreement on behalf of OLYMPUS has been duly authorized to do so by all requisite corporate and other action of OLYMPUS, and this Agreement has been duly executed and delivered to VENDOR by such person.

    6.3 VALIDITY OF AGREEMENT. This Agreement is the legal, valid and binding obligation of OLYMPUS, enforceable in accordance with its terms.

    6.4 NO CONFLICT. To the knowledge of OLYMPUS, the execution, delivery and performance of this Agreement by OLYMPUS does not and will not conflict with or result in a breach of any agreement, instrument or understanding, oral or written, to which OLYMPUS is a party.

                          ARTICLE 7. TERMS AND TERMINATION.

    7.1 TERM. This Agreement shall remain in full force and effect commencing on the Effective Date and expiring on the third anniversary of such date (the "Agreement Term") unless earlier terminated pursuant to Section 7.2. Notwithstanding the foregoing, the Agreement Term may be suspended pursuant to the provisions of Section 10.1 of this Agreement.

    7.2 EVENTS OF TERMINATION. This Agreement may be terminated, without limiting any party's rights to any other remedies:

         (a) Immediately upon written notice by either party (the "Terminating Party") to the other party (the "Breaching Party") if:

              (i) the Breaching Party has not performed or has otherwise breached its obligations (whether material or otherwise) hereunder and if such nonperformance or breach is incapable of cure; or

              (ii) any proceeding in bankruptcy, reorganization or arrangement for the appointment of a receiver or a trustee to take possession of the Breaching Party's assets or any similar proceeding under the law for relief of creditors shall be instituted by or against the Breaching Party; or

              (iii) the Breaching Party shall make an assignment for the benefit of its creditors.

         The Breaching Party immediately shall notify the Terminating Party in writing of the occurrence of any event of the type described in subsections 7.2,(a)(ii) and (iii).

    (b) By the Terminating Party upon the expiration of 30 days (or such additional period as the Terminating Party may authorize) after the Breaching Party's receipt of written notice of its breach or nonperformance of its obligations (whether material or otherwise) hereunder and if such breach or nonperformance is capable of cure and has not been cured during such 30-day period.

    (c) By OLYMPUS upon 30 days' prior written notice to VENDOR of the rejection of a Product Change which VENDOR nevertheless proceeds to implement. See Section 3.3.

    (d)  By either party in accordance with the provisions of Section 4.1.

    7.3 PURCHASE ORDERS. Unless OLYMPUS decides that it does not wish to have a purchase order filled, any purchase order placed by OLYMPUS but not shipped by VENDOR prior to the date that notice of termination is delivered hereunder or the date that this Agreement otherwise expires, shall be timely delivered to the destination points designated by OLYMPUS, PROVIDED that such termination did not arise from OLYMPUS's default.

    7.4 RIGHTS AND OBLIGATIONS UPON TERMINATION. Upon expiration or earlier termination of this Agreement, OLYMPUS shall have the right to (i) sell all Products ordered or in inventory and (ii) provide on-going support and service to its end-users. Notwithstanding anything contained herein to the contrary and without limiting OLYMPUS's other remedies. In the event this Agreement is terminated, OLYMPUS shall have the right to require VENDOR to repurchase (at the price paid by OLYMPUS) any portion of or all ordered Products and OLYMPUS's inventory of Products, PROVIDED (i) OLYMPUS furnishes VENDOR with the relevant open purchase orders (with respect to ordered Products not yet in OLYMPUS inventory), (ii) the Products in OLYMPUS inventory are in new condition and have not been used, and (iii) the Products in OLYMPUS inventory are in their original packaging with all manuals and other materials.

    7.5 RIGHT TO MANUFACTURE. In the event of termination by OLYMPUS pursuant to Section 7.2 (a) (ii) or (iii), OLYMPUS shall have the right to manufacture or to sublicense a third party to manufacture the Products. In order to secure the rights of OLYMPUS upon the happening of such an event and to secure the indemnity obligations of VENDOR pursuant to Article 8 hereof, VENDOR hereby grants to Data Securities International, Inc. (Westmont, Illinois), as escrow agent (the "Escrow Agent"), as security for the obligations described herein, a security interest in all of its common law proprietary rights relating to the Products, the molds used to manufacture the Product, the software source code and related documentation, and the rights of VENDOR in and to all contracts and agreements relating to the manufacture of the Products. OLYMPUS shall have the right to independently ascertain that the complete and correct materials and information have been submitted to the Escrow Agent. OLYMPUS shall have the right to terminate any purchase orders for the Products outstanding at the time the aforementioned manufacturing or sublicensing rights are utilized. VENDOR shall cooperate with OLYMPUS by providing OLYMPUS with technical information and know-how as to the manufacture of the Products. The parties agree that the rights granted in this Section shall be deemed a license of intellectual property rights within the meaning of Section 365(n) of Title 11 of the United States Code.

    7.6  SURVIVAL.  Sections 2.2, 2.3, 2.4, 2.5, 2.6, 3.1, 3.2(a), 3.2(b), 3.3,
3.4, 3.5, 3.7, 3.8, 3.9, 3.10, 3.11, 3.13, 5.4, 5.5, 5.6, 5.7 (first sentence only), 5.8, 5.9, 5.10, 5.11, 5.13, 5.14, 6.4, 7.3, 7.4, and 7.5, and Articles 8,
9, and 10 (except Section 10.6), shall survive the execution, and termination or expiration of this Agreement.


                             ARTICLE 8. INDEMNIFICATION.

    8.1 INFRINGEMENT INDEMNITY. (a) Should any aspect of any Product become the subject of any third party Intellectual Property infringement claim, action, or proceeding, VENDOR shall, at OLYMPUS's option and within 60 days, (i) obtain a license that would permit OLYMPUS to exercise all rights granted to it under this Agreement or (ii) modify the Product to render it non-infringing. VENDOR shall bear the cost of such license or modification. In addition, OLYMPUS may, without limiting its remedies, without any liability whatsoever, and at its sole and absolute discretion, suspend purchases of the Products from VENDOR immediately. Notwithstanding the foregoing, should VENDOR fail to accomplish either one of the foregoing solutions (set forth in clauses (i) and (ii) above) within such 60-day period with respect to any such Intellectual Property infringement claim, action, or proceeding, OLYMPUS may terminate this Agreement without limiting its remedies, without any liability whatsoever, and at its sole and absolute discretion. In addition, OLYMPUS shall have the right to require VENDOR to repurchase (at the price paid by OLYMPUS) any portion of or all ordered Products and OLYMPUS's inventory of Products, PROVIDED (i) OLYMPUS furnishes VENDOR with the relevant open purchase orders (with respect to ordered Products not yet in OLYMPUS inventory), (ii) the Products in OLYMPUS inventory are in new condition and have not been used, and (iii) the Products in OLYMPUS inventory are in their original packaging with ail manuals and other materials.

         (b) In addition to its obligations under subsection 8.1(a) above and provided that VENDOR receives prompt written notice of any Intellectual Property infringement claim, action, or proceeding covered by this Section 8.1, VENDOR shall ai all times indemnify and hold harmless OLYMPUS, its successors, and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, and each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses, including but not limited to (i) the damages, losses, costs, and expenses payable to the third party claiming Intellectual Property infringement, (ii) all of OLYMPUS's reasonable attorneys' fees and disbursements, settlement costs, judgments, court costs and expenses, incurred by OLYMPUS in any action or proceeding between VENDOR and OLYMPUS and/or between OLYMPUS and any third party or otherwise,
(iii) reimbursement for the cost of Products that can no longer be sold, and
(iv) any other losses, costs, expenses, and damages incurred by OLYMPUS, arising out of or resulting from any Intellectual Property infringement claim, action or proceeding between VENDOR And OLYMPUS and/or between OLYMPUS and any third party or otherwise. The failure of OLYMPUS to give prompt notice shall not result in the loss of indemnification unless VENDOR shall have been materially prejudiced thereby.

         (c) OLYMPUS shall not be entitled to the foregoing Intellectual Property infringement indemnity from VENDOR to the extent that the Intellectual Property infringement claim, action, or proceeding arises or results solely from changes to the Products made by OLYMPUS without VENDOR's authorization, PROVIDED the Products have not been modified by VENDOR without OLYMPUS's knowledge and prior written consent.

    8.2  VENDOR PRODUCT LIABILITY AND OTHER DAMAGE INDEMNITY.
         (a) VENDOR shall at all times indemnify and hold harmless OLYMPUS, its successors and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, and each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses, including but not limited to all of OLYMPUS's reasonable attorneys' fees and disbursements, court costs and expenses, incurred by OLYMPUS in any action or proceeding between VENDOR and OLYMPUS (if OLYMPUS is the prevailing party) and/or between OLYMPUS and any third party or otherwise arising out of or resulting from (i) a defect or alleged defect in a Product, including without limitation defects relating to manufacturing, improper testing, or design, or any breach of warranty regarding such Product or any component thereof, (ii) misrepresentations made in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of such Product based upon information supplied to OLYMPUS by VENDOR, (iii) the contents of any labelling, inserts, instruction manuals, or related documentation prepared by VENDOR or based upon information supplied to OLYMPUS by VENDOR, or (iv) a Product Recall. OLYMPUS Shall provide VENDOR with, at VENDOR's expense for all of OLYMPUS's out-of-pocket costs, reasonable assistance in connection with a third party action or proceeding of the kind described in this Section 8.2 (a).

         (b) OLYMPUS shall not be entitled to the foregoing indemnity from VENDOR to the extent that the claim, action, or proceeding arises or results solely from (i) unauthorized representations made by OLYMPUS regarding the Product which are different than or in addition to the representations made by VENDOR to OLYMPUS, or (ii) unauthorized changes to the Product made by OLYMPUS, PROVIDED the Product in not defective and has not been modified by VENDOR without OLYMPUS's knowledge and prior written consent.

    8.3  OLYMPUS PRODUCT LIABILITY AND OTHER DAMAGE INDEMNITY.
         (a) OLYMPUS shall at all times, indemnify and hold harmless VENDOR, its successors and permitted assigns and any of its officers, directors, employees, representatives, and/or agents, and each of them, from and against any and all claims, liabilities, losses, costs, damage, and expenses, including but not limited to all of VENDOR's reasonable attorneys' fees and disbursements, court costs and expenses, incurred by VENDOR in any action or proceeding between VENDOR and OLYMPUS (if VENDOR is the prevailing party) and/or between VENDOR and any third party (attorneys', fees and disbursements only in the event OLYMPUS fails to defend) arising out of or resulting from (i) unauthorized representations made by OLYMPUS regarding a Product which are different than or in addition to the representations made by VENDOR to OLYMPUS or (ii) unauthorized changes to a Product made by OLYMPUS, PROVIDED the Product is not defective and has not been modified by VENDOR without OLYMPUS's knowledge and prior written consent. OLYMPUS shall have the right to control the defense and settlement of a third party claim, action or proceeding. VENDOR shall provide OLYMPUS with, at OLYMPUS's expense for all of VENDOR's out-of-pocket costs, reasonable assistance in connection with a third party action or proceeding of the kind described in this Section 8.3(a).

         (b) VENDOR shall not be entitled to the foregoing indemnity from OLYMPUS to the extent that the claim, action, or proceeding arises or results solely from (i) a defect or alleged defect in a Product, including without limitation defects relating to manufacturing, improper testing, or design, or any breach of warranty regarding such Product or any component thereof, (ii) misrepresentations made in connection with the promotion, marketing, sale, distribution, use, safety , or efficacy of such Product based upon information supplied to OLYMPUS by VENDOR, (iii) the contents of any labelling, inserts, instruction manuals, or related documentation prepared by VENDOR or based upon information supplied to OLYMPUS by VENDOR, or (iv) a Product Recall.

                             ARTICLE 9. CONFIDENTIALITY.

For purposes of this Agreement, the term "Confidential Information" shall mean all documents, clearly marked as "PROPRIETARY" or "CONFIDENTIAL", relating to the respective products and business of the parties which (i) is disclosed, upon request, by one party hereto to the other and (ii) is claimed by the disclosing party to be secret, confidential and proprietary to the disclosing party.

During the Agreement Term and for a period of two years thereafter, each party (except as is explicitly otherwise required hereby) shall keep confidential, shall not use for the benefit of others, and shall not copy or allow to be copied, in whole or in part, any Confidential Information disclosed to such party by the other.

The obligations of confidentiality imposed upon the parties by the foregoing paragraph shall not apply with respect to any alleged Confidential Information which:

    (a) is known to the recipient thereof prior to receipt thereof from the other party hereto;

    (b) is disclosed to said recipient by a third party who has the right to make such disclosure;

    (c) is or becomes a part of the public domain or public knowledge through no fault of said recipients;

    (d)  is independently developed by the recipient; and

    (e)  is required to be disclosed under operation of law.



                             ARTICLE 10.  MISCELLANEOUS.

    10.1 FORCE MAJEURE. Each party hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by FORCE MAJEURE, and such excuse shall continue for so long as the condition constituting such FORCE MAJEURE and any consequences resulting from such condition continues. In addition, in the event the condition constituting the FORCE MAJEURE causes a substantial inability by either party hereto to manufacture, deliver, sell, or otherwise distribute, as the case may be, the Products, the term of this Agreement may be suspended for the period of such inability, but not to exceed six months. For the purposes of this Agreement, FORCE MAJEURE shall mean causes beyond either party's control including, without limitation, acts of God; war, riot or civil commotion; damage to or destruction of production facilities or materials by fire, earthquake, storm or other disaster; strikes or other labor disturbances; epidemic; failure or default of public utilities or common carriers; and other similar acts. (Non)Compliance with laws or government regulations shall not constitute a FORCE MAJEURE event.

    10.2 RELATIONSHIP. The relationship created between VENDOR and OLYMPUS by this Agreement shall be that of independent contractors. Neither OLYMPUS nor VENDOR shall be deemed an agent, representative, partner, joint venturer, or employee of the other party. Neither VENDOR nor OLYMPUS shall have the right to enter into any contracts or commitments or to make any representations or warranties, whether express or implied, in the name of or on behalf of the other party, or to bind the other party in any respect whatsoever, unless agreed to in writing or expressly permitted in this Agreement.

    10.3 ASSIGNMENT; BINDING EFFECT. (a) Neither party to this Agreement may assign all or any part of its rights and obligations under this Agreement, except to an Affiliate, without the prior written consent of the other party.
 No permitted assignment by any party pursuant to this subsection (a) shall result in any additional expense to the other party. Any purported assignment in contravention of this subsection (a) shall, at the option of the non-assigning party, be null and void and of no effect.

    (b) Except as otherwise provided above, this Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties. The parties to this Agreement are VENDOR and OLYMPUS, exclusively. Therefore, except as expressly set forth herein, the respective obligations, covenants, representations, and warranties undertaken and made by VENDOR and/or OLYMPUS in this Agreement, shall not be deemed the obligations, covenants, representations, and warranties of VENDOR's and OLYMPUS's respective Affiliates.

    10.4 NOTICES. Any notice or other communication required or permitted to be given to either party under this Agreement shall be given in writing and shall be delivered (i) by hand, or (ii) by registered or certified mail, postage prepaid and return receipt requested, or (iii) by confirmed facsimile transmission; addressed to each party at the following address or such other address as may be designated by such party by notice pursuant to this Section:

    To VENDOR:     AccuMed International, Inc.
                   920 N. Franklin Street, Suite 402
                   Chicago, Illinois 60610
                   Fax: 312-642-8694
                   ATTENTION: Peter Gombrich, Chairman & CEO

    To OLYMPUS:    Olympus America Inc.
                   Precision Instrument Division
                   Two Corporate Center Drive
                   Melville, New York 11747-3157
                   Fax: 516-844-5111
                   ATTENTION: Division Manager

    with and copy to OLYMPUS'S General Counsel at the same address (FAX: 516-844-5296).

Any notice, consent, or other communication given in conformity with this Section shall be deemed effective when received by the addressee, if delivered by hand or facsimile transmission, and seven days after mailing, if mailed.

    10.5 GOVERNING LAW: SUBMISSION TO JURISDICTION. This Agreement and any other documents or instruments related hereto and all transactions hereunder shall be deemed to have been made within and under the laws of the State of New York, including the Uniform Commercial Code of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws rules thereof. The parties expressly agree that any controversy, dispute or claim with respect to any provision of this Agreement shall be adjudicated exclusively by a court of competent jurisdiction within Suffolk County, the State of New York, or the Federal District Court for the Eastern District of New York, applying New York law without regard to the rules of conflicts of law and VENDOR and OLYMPUS irrevocably waive any objections either may have and consent to the personal jurisdiction or the designation of a forum or venue of the courts set forth herein, including without limitation waiving a motion to change or transfer venue or that the forum is not convenient. Notwithstanding the foregoing, either party may, in any jurisdiction, seek to enforce, collect, or take any other action to effectuate a judgment, order, or decree obtained from a court in Suffolk County, State of New York or the Federal District Court for the Eastern District of New York.

    10.6 EXECUTION OF ADDITIONAL DOCUMENTS. Each party hereto agrees to execute and deliver such documents as may be necessary or desirable to carry out the provisions of this Agreement.

    10.7 ENTIRE AGREEMENT. Except for OLYMPUS purchase orders pending as of the Effective Date, this Agreement constitutes the entire agreement between VENDOR and OLYMPUS with respect to the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings, representations, and communications with respect to the subject matter hereof, whether written or oral, between or involving VENDOR and OLYMPUS hereby are cancelled and superseded. This Agreement may be amended or modified only in and writing executed by both parties, which states that it is an amendment or modification to this Agreement.

    10.8 SEVERABILITY. If any provision or part thereof of this Agreement is held to be invalid, void or unenforceable, the remaining provisions or parts thereof of this Agreement shall continue in full force without being impaired or invalidated in any way, to the maximum extent possible consistent with the intent of the parties in entering into this Agreement.

    10.9 TAXES.  Each party shall be responsible for payment of its own taxes.

    10.10 COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same instrument.

    10.11 NO WAIVER. No WAIVER of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver and specifically stating that it waives a provision of this Agreement, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other provisions of this Agreement.

    10.12 HEADINGS. The headings contained herein are for reference only and are not and part of this Agreement and shall not be used in connection with the interpretation of this Agreement.

    10.13 RIGHTS AND REMEDIES CUMULATIVE; DAMAGES. All rights and remedies hereunder are cumulative and may be enforced separately or concurrently and from time to time, unless otherwise specifically stated herein. The enforcement of any particular remedy shall not constitute an election of remedies, and no remedy is exclusive unless specifically stated herein. Each party's sole remedies for the breach by the other party of any obligations contained in this Agreement shall be recovery of direct damages, if any, and/or termination of this Agreement in accordance with Section 7.2. In no event shall either party be liable to the other party under this Agreement for indirect, special, incidental, or consequential damages of any kind, including but not limited to damages for lost profits, lost investments, or lost business opportunities (collectively, "Consequential Damages") OLYMPUS and VENDOR hereby agree that direct damages shall not include or contain Consequential Damages.

    10.14. CONTRACT INTERPRETATION. Each party hereto acknowledges that it has had ample opportunity to review and comment on this Agreement. This Agreement shall be read and interpreted according to its plain meaning and an ambiguity shall not be construed against either party. It is expressly agreed by the parties that the judicial rule of construction that a document should be more strictly construed against the draftsperson thereof shall NOT apply to any provision of this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives of the date first above written.

ACCUMED INTERNATIONAL, INC.


By: /s/ Peter Gombrich
   ---------------------------
Name:    Peter Gombrich
Title:   Chairman & CEO



OLYMPUS AMERICA INC.-Precision Instrument Division


By: /s/ Sidney Braginsky
   ---------------------------
Name:    Sidney Braginsky
Title:   President

                                    SCHEDULE 1.11

                                  PRODUCTS & PRICING

    SYSTEMS                                   PRICE
    -------                                   -----
    AcCell-TM- 2000                         [   *   ]
    AcCell-TM- 2000C with Data
    Management System                       [   *   ]
    AcCell-TM- 2001 slide handling system
    with two cassettes                      [   *   ]
    AcCell-TM- 2001C with Data Management
    System and two cassettes                [   *   ]

    ACCESSORIES
    -----------
    Bar code reader                         [   *   ]
    Automated dotter                        [   *   ]
    Calibration tool for Model 2001
    System                                  [   *   ]
    15001 calibration slide                 [   *   ]
    Data Management Software
    (as upgrades to Systems)                [             *           ]
    AcCell-TM- Data Management System to
    Laboratory information System
    software link                           [         *         ]
                                            per installation (estimated, to be
                                            quoted on and case-by-case basis
                                            per end-user specifications)

    CONSUMABLES
    -----------
    Box of four dotter cartridges
         (2,000 dots per cartridge)         [  *   ]




*PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

                                     SCHEDULE 4.1

                                  QUARTERLY MINIMUMS

Quarter                                      Minimum System Units
- -------                                      --------------------

Effective Date                                      [+]
     2                                              [+]
     3                                              [+]
     4                                              [+]
     5                                              [+]
     6                                              [+]
     7                                              [+]
     8                                              [+]
     9                                              [+]
     10                                             [+]
     11                                             [+]
     12                                             [+]

* The [+] System units ordered on the Effective Date shall only be delivered by VENDOR to OLYMPUS when complete and ready for delivery, including but not limited to (i) inclusion of the System, Accessories, Consumables, and System firmware, and (ii) full compliance with the requirements set forth in Sections 2.5(a), 3.1(i), 3.2(a), and 3.5 of this Agreement.




+PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

                                    SCHEDULE 5.13

                          POST-WARRANTY REPAIR SERVICE RATES

                                [  * ] per labor hour




*PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

                                     EXHIBIT A

                             INSPECTION & TEST PROCEDURES


            TO BE COMPLETED AND ATTACHED WITHIN 30 DAYS FROM THE EFFECTIVE
                                        DATE.

                                      EXHIBIT B

                                    SPECIFICATIONS


                                     SEE ATTACHED

           AcCell-TM Cytopathology System Model 2000 Specifications


Major Components
      -Base
      -Stage
      -Mouse
      -Microscope
      -Motorized Focus
      -Dotter
      -Bar Code Reader
      -Slide Handler
      -Data Management System
     [-Motorized Nosepiece]

Base:
- ----
Structure: Hardened aluminum casting containing the system electronics
Dimensions: 22.75"(58.7cm)w X 8.875"(22.5cm)dx15"(38.1cm)h
Weight: 30 lbs/13.6 Kgs
Primary Microscope: Olympus BX-40 F
Other Microscopes Accommodated (with adapters):
     -Olympus BH-2
     -Nikon Optiphot 2, Labophor 2
     -Zeiss Axiolab
     -Leitz Laborlux

Electrical Power
     Power Entry: IEC compliant module with integral switch
     Auxiliary AC Output: IEC compliant (for microscope power only) Internal Power Supply:
          Input Voltage: 85-264 VAC, single phase autoranging
          Input Frequency: 47-63 Hz single phase autoranging
          Input Current: 0.74 A. at 115 VAC.(max)
          Output Voltage: 24 VDC (fixed)
          Output Current: 3.4 A. (max)
          Noise and Ripple: less than 0.5%
          Input Protection: Fuse
          Output Protection: Overcurrent shutdown with automatic recovery
          EMI: FCC 20870 Part B and VDE 0871 Part B compliant
          Approvals: UL, CSA, VDE, IEC

Communications and Control:
     Internal Microprocessor: 80C196KC
     External I/O: RS-232 (bidirectional)
                   9-pin DIN connector
                   9600 Baud 8 bit 1 start 1 stop no parity
     Command Set: ASCII
     Message Format: ESC-command-parameters-CR
                     ACK/NAK handshake

Stage:
- -----
Structure: Hardened aluminum casting with glass working surface
Travel: 7.5"(19.0 cm) X, 1.23 "(3.175 cm) Y
Drive: Stepping motor driven precision antibacklash screw (X,Y) lead screw: 10mm pitch motor 200 step/rev 24 volt 2 phase controller: microstepping 50 microsteps/step
Bearings: Precision linear ball slide (X); Precision crossed roller bearings (Y)
Translation Speed: 5mm/sec nominal; 0-7mm/sec presettable; 0-7mm/sec interactive (X,Y)
Settling Time: Less than 10mSec.
Positional Precision (bidirectional): less than 5 microns
Mounting to Microscope: Microscope specific plate (circular gib retainer except for Leica)
Gripper Capacity: 1 standard 1"X3"x0.04" (nominal) micropscope slide
Installation: Factory, field service or customer

Mouse:
- -----
TYpe: Custom 3-button/3-axis serial mouse
Encoders: Optical Quadrature
Interface: Modified RS-232 1200 Baud 1 Start/8 Data/1 Stop No Parity 5 volt
           RTS RS-232 +/-6Volt
Connector: mini DIN-6 (male)
Data Format: Standard Microsoft Specification [X,Y, switches]
             Quadrature encoder pulses [Z,200 pulses/rev]
Design: Ergonomic, available in right and left hand versions

Microscope
- ----------
Type: Customer suppled from list above (BX-40 optionally available from
      AccuMed)
Mounting:  Bolted to base casting or adapter plate as appropriate
           Uses existing holes in microscope frame for mounting

Motorized Focus:
- ---------------
Type: Stepping motor embedded in the manual focus control knob assembly of the microscope motor. 200 step/rev 24 volt 2 phase coupling; magnetic clutch
Travel: 2"(50.8 mm)
Speed: 2000 microns/sec (max)
Resolution: 1 micron
Accuracy: 1 micron
Precision (bidirectional): less than 2 microns
Istallation: Factory or field service only

Dotter
- ------
Type: Punched tape
Medium: Kapton or ester backing with acrylic adhesive
Colors: Red, Yellow, Blue or Black
Dot Size: 1mm
Repetition Rate: 4 dots/sec. (max)
Capacity: 2000 dots/cartridge
Installation: Factory, field service or customer

Bar Code Reader
- ---------------
Type: self scanning with internal decoder
Interface: RS-232
Scan Width: less than 1.25"
Scan Rate: less than 10 scans/sec.
Code: Code 128C (other codes available)
Printed Information: Both machine and human readable
Code length: 9 active characters (max)
Label Alignment and Positioning: +/-0.120"(3mm)X; +/-0.040"(1mm)Y; +/-10"
                                 rotational
Label Contrast: less than 25%

Slide Handler (Model 2001 only)
- -------------------------------
Type: Cassette based
Structure: Modular
Capacity: 20 specimens
Elevation Drive: Timing belt driven dual rack and pinion
                 Stepping motor 48 steps/rev. 24V not microstepped Tongue and groove bearing and cassette guide
Shuttle drive: Lead screw 10mm pitch
               Stepping motor 200 steps/rev 24V not microstepped
               Linear ball slide
               Compliant coupling
Vacuum slide retention: 5" (125mmHG) minimum
                        Embedded rotary vent pump 24VDC
Sensors:    Cassette position
            Slide presence
            Shuttle position
            Insufficient vacuum

Data Management System (DMS)
- ----------------------
Type: Relational database [Microsoft Access]
Shell: Visual Basic 4.0
Operating System: Windows for Workgroups 3.1
Minimum Computer Requirements: '486-75MHz or higher IBM compatible PC
           16MB RAM
           540MB hard disk drive
           2 serial ports
           800 x 600 color display

Options Available:
        -Ether Net (10BaseT) network interface (HL-7 compatible)
        -Phone/Fax modem
        -Printer (local)
        -Bar code reader (hand held style)
        -Bar code printer
Provides:
        -Specimen logging
        -Specimen tracking (future)

        -Specimen assignment
        -Cell coordinate capture
        -Cell classification
        -Specimen classification
        -Specimen review
        -Report generation
        -Electronic signout (future)
        -Data archiving
        -Technician scheduling (future)
        -Technician performance capture and tracking
        -Production statistics capture and tracking
        -Consolidated patient history and demographics
        -Customer information
        -Stand alone or networked operation


Motorized Nosepiece (future)
- -------------------
Type: 6 position
Drive: DC gear motor
Encoder: Hall effect
Operating Modes: Sequential or 2 position toggle (random access with DMS)
Availability: Olympus BX-40, Nikon (both models)
Istallation: Olympus-factory installation only; Nikon-factory or field service installation

Environmental: (Instrument)
Ambient Temperature (operating): 15DEG.C. to 30DEG.C. at less than 85% RH
                                 (non-condensing)
Ambient Temperature (storage/shipping): -40DEG.C. to 50DEG.C. at less than
                                        85% RH (non-condensing)
Ambient Humidity (operating/storage/shipping): 10% to 90% RH non-condensing Altitude (operating): to 8000 feet above mean sea level